SPECIAL MEETING OF SHAREHOLDERS, APRIL 12, 2000

         A Special Meeting of Shareholders of the StockCar Stocks Mutual Fund, Inc. was held on April 12, 2000 at Conseco Conference Center in Carmel, Indiana for the following purposes and to transact such other business as properly brought before the meeting:

         Proposal 1 - To approve a new investment advisory agreement with Conseco Capital Management, Inc.

         Proposal 2 - To approve a new Rule 12b-1 distribution plan

         Proposal 3 - To approve Amended and Restated Articles of Incorporation

         Proposal 4 - To elect six (6) Directors to the Board of Directors

         Proposal 5 - To ratify the selection of PricewaterhouseCoopers LLC as the Fund's independent auditors for the current fiscal year.

         The April 12, 2000 Special Meeting of Shareholders was convened on that date in order to allow additional shareholders to vote on the proposals listed above. The adjourned Special Meeting of Shareholders was reconvened on April 27, 2000 in Mooresville, North Carolina where the following votes were cast:

         Proposal 1 - Approve a new investment advisory agreement with Conseco Capital Management, Inc.

VOTES REQUIRED               VOTES FOR                    VOTES AGAINST
--------------               ---------                    -------------
102,315.18                   206,026.63                     12,456.90

         Proposal 2 - Approve a new Rule 12b-1 distribution plan

                           NO-LOAD DIRECT CLASS SHARES

VOTES REQUIRED                VOTES FOR                    VOTES AGAINST
--------------                ---------                    -------------
  134,911.93                 192,603.98                      24,478.39

                              ADVISOR CLASS SHARES

VOTES REQUIRED                VOTES FOR                    VOTES AGAINST
--------------                ---------                    -------------
10,810.07                  11,515.95                       364.81

       Proposal 3 - Approve Amended and Restated Articles of Incorporation

VOTES REQUIRED                VOTES FOR                    VOTES AGAINST
--------------                ---------                    -------------
  204,630.36                 205,390.70                      13,965.59

         Proposal 4 - Elect six Directors to the Board of Directors

                  William P. Daves, Jr.
                  Maxwell E. Bublitz
                  Dr. Jess H. Parrish
                  David N. Walthall
                  Harold W. Hartley
                  Dr. R. Jan LeCroy

         This vote required the plurality of the total outstanding shares for each Nominee.

VOTES FOR                VOTES AGAINST
---------                -------------
213,927.20                  12,621.25

         Proposal 5 - Ratify the selection of PricewaterhouseCoopers LLP as the Fund's independent auditors for the current fiscal year.

VOTES REQUIRED                VOTES FOR                    VOTES AGAINST
--------------                ---------                    -------------
102,315.18                    217,678.10                      3,028.77